Exhibit 99.1

PRESS RELEASE

4 April 2022

Hypebeast, a Leading Global Platform in Contemporary Lifestyle and Culture, Plans to List on NASDAQ through Merger with Iron Spark I Inc.

Anchored by PIPE investors including cultural icons and visionaries Tom Brady, Naomi Osaka, Kevin Durant, Rich Kleiman, Tony Hawk, Joe Gebbia, Jonah Hill, Adam Levine, Electric Feel Ventures, THEBLACKLABEL, and IRONGREY

•	Founded in 2005, Hypebeast is a thriving digital media and e-commerce company focused on culture and lifestyle with over 26 million followers worldwide.
•	Its global community of creators and consumers spanning 80+ countries enables leading brands to connect and engage with Gen-Z and millennial audiences.
•	High margin, consistently profitable business to generate not less than US$112 million in revenue in fiscal year ended March 31, 2022; achieved a CAGR of 34% from 2015 to 2021.
•	Merger with Iron Spark is expected to provide up to US$180 million in total gross proceeds and is expected to result in a pro forma equity valuation of US$534 million.
•	Hypebeast intends to use transaction proceeds to make investments across technology, talent, brand experiences, and marketing in support of continued growth as an omnichannel media and e-commerce business.
•	Hypebeast is expected to be dual-listed on NASDAQ under the ticker symbol $HYPE, and its existing listing on the Hong Kong Stock Exchange under the stock code 00150.HK, following an anticipated transaction close in the third quarter of 2022.
•	Former President of NIKE, Trevor Edwards, is expected to be nominated as a director of Hypebeast.

JACKSON, WY and HONG KONG – Hypebeast Limited (HKSE: 00150, "Hypebeast" or the "Company"), the go-to platform for contemporary culture and lifestyle and a premier destination for editorially-driven commerce and news, and Iron Spark I Inc. (Nasdaq: ISAA, “Iron Spark"), a publicly-traded special purpose acquisition company (“SPAC”), announced today that they have entered into a definitive merger agreement that is expected to result in Hypebeast acquiring Iron Spark and becoming dual-listed on NASDAQ and the Hong Kong Stock Exchange.

Founded in Hong Kong in 2005 as a sneaker blog by now Executive Director, Chairman, and CEO Kevin Ma, Hypebeast now boasts a community of 26 million social media followers and 18 million monthly unique visitors to its digital platforms. Its loyal and global user base includes Gen-Z and millennial consumers with disposable incomes and high purchase intent, as well as a diverse and highly engaged community of artists and creatives.

Hypebeast uncovers the latest emerging trends in culture and lifestyle (including fashion, art, sports, technology, and food) and creates an ecosystem for cultural discovery and connection. Comprised of three major divisions – HYPEMEDIA, an umbrella of online editorial and social media platforms; HYPEMAKER, an in-house creative production agency; and HBX, an e-commerce platform and omnichannel shopping destination – Hypebeast’s global readership spans 80+ countries across Asia, Europe, and the US.

Hypebeast’s unparalleled brand engagement and global customer loyalty drives a high-margin, consistently profitable business. Hypebeast achieved a CAGR of 34% from 2015 to 2021 in revenue growth and is expected to generate revenue of not less than US$112 million in the fiscal year ended March 31, 2022, largely driven by a growing audience of readers and the expansion of media brand partnerships. The Company has already established strong relationships with 250+ global brands in e-commerce and media, capturing significant growth opportunities in the US$1.6 trillion total addressable global apparel and footwear market.

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Kevin Ma, Executive Director, Chairman, and CEO of Hypebeast, said:

“For more than 15 years, we’ve been on a mission to share the most authentic aspects of culture all around the globe. We’ve built a loyal and passionate community who trust our curation across diverse lifestyle categories spanning fashion, arts, design, luxury, sports, technology, and more. Partnering with Iron Spark and entering the public markets in the US will propel us to the next level. With access to new capital and talent, we will expand our universe of content, commerce, and experiences in a way that strengthens our business and community.”

Joshua L. Spear, CEO of Iron Spark, said:

“I’m incredibly excited to be partnering with Kevin and his team to bring Hypebeast to the next level through this transaction. Even after 15 years since I first stumbled upon Kevin’s then sneaker blog, Hypebeast still brings me joy. The brand holds a commanding seat at the intersection of culture, commerce, and technology and represents a growing cultural movement that inspires people worldwide. I can’t wait to help them seize the enormous growth opportunity in front of them.”

Amy Butte, Chairperson of Iron Spark, said:

"ISAA went public in June 2021 seeking to become the beginning of a next generation of SPACs that are founder friendly, operator oriented and not afraid to innovate. With its track record of organic growth and public company discipline, Hypebeast is a perfect example of a company that is ‘hidden in plain sight’ both for its cultural significance and compelling business profile. We look forward to partnering with Kevin and the management team as we raise funds to accelerate growth, leverage the globally recognized brand into new categories and make the company stock available to more individuals through a listing on the US public markets."

Trevor Edwards, Independent Director of Iron Spark and former President of NIKE, said:

“It has been amazing to watch Kevin and the Hypebeast team for almost two decades grow from a small blog to a global barometer and catalyst of culture. Hypebeast has built a powerful connection amongst its readers and consumers globally who want to discover the undiscovered and learn about the up-and-coming – and they wholeheartedly trust in the brand to provide that. I look forward to collaborating with Hypebeast as they bridge communities of creators and consumers from around the world.”

Key Transaction Terms

•	The merger with Iron Spark is expected to provide up to US$180 million in total gross proceeds and is expected to result in a pro forma equity valuation of US$534 million.
•	Transaction implies a pro forma enterprise value of US$353 million, representing a 3.1x multiple based on FY2021E revenue of not less than US$112 million.
•	Transaction will be funded by a combination of ISAA cash held in a trust account, newly issued Hypebeast ordinary shares, and proceeds from a PIPE transaction.
•	Iron Spark public shareholders will continue to receive a US$0.05 quarterly dividend until transaction close. Existing Hypebeast shareholders are expected to own 56.2% of the pro forma equity in the combined company (assuming no redemptions of Iron Spark’s common stock).

•	The transaction, which has been unanimously approved by the respective Boards of Directors of Hypebeast and Iron Spark, is subject to approval by Hypebeast shareholders, Iron Spark stockholders, and other customary closing conditions. The transaction is anticipated to close in the third quarter of 2022.

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•	US$13.3 million PIPE includes cultural icons and visionaries, who have shown their support of Hypebeast’s platform for cultural discovery. These include legendary quarterback, co-founder, and investor Tom Brady; tennis superstar and advocate for social change Naomi Osaka; Thirty Five Ventures co-founders Kevin Durant and Rich Kleiman; Professional Skateboarder and Founder of Birdhouse Skateboards Tony Hawk; Co-founder of Airbnb, Chairman of Samara and Airbnb.org, Joe Gebbia; actor, filmmaker, and comedian Jonah Hill; GRAMMY Award-winning artist Adam Levine; Electric Feel Ventures, led by manager Austin Rosen; South Korean Entertainment Company, Record Label, and Creative Agency THEBLACKLABEL, founded by Teddy Park; as well as investor in transformative entrepreneurs and LP programs IRONGREY, anchored by SeAH GROUP.
•	Hypebeast’s current management team of Executive Director, Chairman, and CEO Kevin Ma and CFO Patrick Wong will remain in place upon transaction close. Iron Spark CEO Joshua L. Spear and former President of NIKE Trevor Edwards are expected to be nominated to the combined company’s Board of Directors.

Advisors

Morgan Stanley & Co. LLC and BTIG, LLC are serving as financial advisors to Iron Spark. Cowen and Company, LLC is serving as exclusive financial advisor to Hypebeast. Kirkland & Ellis LLP is serving as legal counsel to Hypebeast, and Loeb & Loeb LLP is serving as legal counsel to Iron Spark.

Management Presentation

The full presentation is available here.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and section 21E of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) that are based on beliefs and assumptions and on information currently available to Iron Spark and Hypebeast. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including projections of market opportunity and market share, the capability of Hypebeast’s business plans including its plans to expand, the sources and uses of cash from the proposed transaction, the anticipated enterprise value of the combined company following the consummation of the proposed transaction, any benefits of Hypebeast’s partnerships, strategies or plans as they relate to the proposed transaction, anticipated benefits of the proposed transaction and expectations related to the terms and timing of the proposed transaction are also forward looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of Iron Spark and Hypebeast believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of Iron Spark and Hypebeast caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form F-4 relating to the proposed transaction, which is expected to be filed by Hypebeast with the SEC and other documents filed by Iron Spark or Hypebeast from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither Iron Spark nor Hypebeast can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from Iron Spark’s stockholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by Iron Spark’s public stockholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the final prospectus for Iron Spark’s initial public offering filed with the SEC on June 10, 2021 and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither Iron Spark or Hypebeast presently know or that Iron Spark and Hypebeast currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Iron Spark, Hypebeast, their respective directors, officers or employees or any other person that Iron Spark and Hypebeast will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent the views of Iron Spark and Hypebeast as of the date of this communication. Subsequent events and developments may cause those views to change. However, while Iron Spark and Hypebeast may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Iron Spark or Hypebeast as of any date subsequent to the date of this communication.

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No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Iron Spark or Hypebeast, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed business combination, Hypebeast intends to file with the SEC a registration statement on Form F-4 containing a preliminary proxy statement and a preliminary prospectus of Iron Spark, and after the registration statement is declared effective, Iron Spark will mail a definitive proxy statement/prospectus/consent solicitation statement relating to the proposed business combination to its stockholders and Hypebeast’s shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Iron Spark’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus/consent solicitation statement and the amendments thereto and the definitive proxy statement/prospectus/consent solicitation statement and other documents filed in connection with the proposed business combination, as these materials will contain important information about Hypebeast, Iron Spark and the proposed business combination. When available, the definitive proxy statement/prospectus/consent solicitation statement and other relevant materials for the proposed business combination will be mailed to stockholders of Iron Spark as of a record date to be established for voting on the proposed business combination. Such stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus/consent solicitation statement, the definitive proxy statement/prospectus/consent solicitation statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Iron Spark I Inc., 125 N Cache St

Jackson, Wyoming 83001, Attention: Olivia Defechereux Dejah.

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Participants in the Solicitation

Iron Spark and Hypebeast and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Iron Spark’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Iron Spark’s stockholders in connection with the proposed business combination will be set forth in Hypebeast’s registration statement on Form F-4, including a proxy statement/prospectus/consent solicitation statement, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Iron Spark’s directors and officers in Iron Spark’s filings with the SEC and such information will also be in the Registration Statement to be filed with the SEC by Hypebeast, which will include the proxy statement / prospectus/consent solicitation statement of Iron Spark for the proposed transaction.

Media Contacts:

Iron Spark I

Olivia Defechereux Dejah

olivia@ironspark.com

Telephone: (307) 200-9007

Hypebeast Limited

Sujean Lee / Rosita Cheng

media@hypebeast.com

About HYPEBEAST (HKSE: 00150)

Hypebeast Ltd. started from being a sneaker website founded by Kevin Ma in 2005 to a publicly listed media company in 2016. With a total reach of over 44.7M users across all platforms, the group boasts a global readership across Asia Pacific, North America, Europe and more, with the flagship platform available in five languages. The group has expanded its publishing brands to a wider scope in recent years, encompassing Hypebeast and its multiple content distribution platforms, e-commerce store HBX and agency HYPEMAKER.

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